File No. 70-8307


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                      ----------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 15
                                       TO
                                    FORM U-1
                      ----------------------------------

                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215

                          AEP RESOURCES SERVICE COMPANY
                    1 Riverside Plaza,  Columbus,  Ohio 43215 (Name of companies filing this statement
                 and addresses of principal executive offices)

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                     * * *

                              A. A. Pena, Treasurer
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215

                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215 (Names and addresses of agents for service)



      American Electric Power Company, Inc., a registered holding company ("American"), and its wholly owned subsidiary, AEP Resources Service Company ("RESCO") (jointly, the "Applicants"), hereby amend their Application or Declaration on Form U-1 in File No. 70-8307 as follows:
      1. By adding the following to the end of subpart (1) Power Project Services to Part B. Restatement and Amendment of Authority under ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION:
            "By Orders dated March 7, 1997 (HCAR No. 26682), April 5, 1995 (HCAR. No. 26267) and April 12, 1982 (HCAR No. 22468), RESCO was
      authorized, among other things, (1) to sell management, technical and training expertise and certain technical and procedural resources ('Consulting Services') to nonaffiliated entities; (2) to provide project development, engineering, design, construction and construction management, operating fuel management, maintenance and power plant overhaul and other similar kinds of managerial and technical services ('Power Project Services'); (3) to provide Consulting Services and Power Project Services in foreign jurisdictions; (4) to provide energy management and demand-side management services in the United States (collectively with Power Project Services and Consulting Services, 'Authorized Services'); and (5) to form one or more partly or wholly-owned subsidiaries ('New Subsidiaries') to provide one or more of the Authorized Services. RESCO was authorized to provide Power Project Services to both affiliated and nonaffiliated exempt wholesale generators ('EWGs'), foreign utility companies ('FUCOs'), qualifying cogeneration facilities and small power production facilities ('QFs') and other projects relating to the generation, transmission and distribution of electric power (collectively, 'Power Projects').
            RESCO now requests, to the extent not exempt or otherwise authorized, an exemption from the at-cost requirement of Rules 90 and 91 for Authorized Services rendered by RESCO or any New Subsidiary to any partially-owned associate Power Project, exempt telecommunications company ('ETC'), energy-related company ('ERC') or New Subsidiary, provided that the ultimate purchaser of the Authorized Services is not an associate 'public utility company' (as defined in the 1935 Act) or a subsidiary of American whose activities and operations are primarily related to the provision of services or goods to associate public utility companies. In addition, Applicants request that the exemption apply to Authorized Services provided to any other subsidiary of Resources (i) that is engaged solely in the business of developing, owning, operating and/or providing Authorized Services to those exempt Power Projects enumerated above, or
      (ii) that does not derive, directly or indirectly, any material part of its income from sources within the United States and is not a public utility company operating within the United States. The authority requested herein is similar to the authority granted by the Commission in Entergy Corporation, HCAR No.
      27039 (June 22, 1999)."
      2. By amending and restating Part E. Compliance with Rule 54 under ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION:
            "E.   Compliance with Rule 54.
            Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and
      (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
            Rule 53(a)(1). As of September 30, 1999, American, through its subsidiary, Resources, had aggregate investment in FUCOs of $826,228,000. This investment represents approximately 48.3% of $1,711,072,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended September 30, 1999.
            Rule 53(a)(2). Each FUCO in which American invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
            Rule 53(a)(3). No more than 2% of the employees of the utility subsidiaries of American will, at any one time, directly or indirectly, render services to any FUCO.
            Rule 53(a)(4). American has submitted and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's utility subsidiaries.
            Rule 53(b). (i) Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,711,072,000) represented an increase of approximately $56,487,000 (or 3.4%) in the average consolidated retained earnings from the previous four quarterly periods ($1,654,585,000); and
      (iii) for the fiscal year ended December 31, 1998, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs.
            American was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of American's application for the 100% Order, the Commission reviewed
      American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the American, nor would it have an adverse impact on any of the utility subsidiaries or their customers, or on the ability of state commissions to protect the utility subsidiaries or their customers." 3. By adding this statement to the end of ITEM 2. FEES, COMMISSIONS
AND EXPENSES:
            "No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 15."

                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                          AEP RESOURCES SERVICE COMPANY


                        By    _/s/ A. A. Pena______________
                                       Treasurer


Dated:      December 3, 1999